Exhibit 99.2

Cornerstone Bancshares, Inc. Announces a new Chairman of the Board of Directors April 21, 2003 Friday April 25, 8:00 am ET

HIXSON, Tenn., April 25 /PRNewswire-FirstCall/   Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ - News) today announced the following

The Board of Directors of Cornerstone Bancshares, Inc. unanimously elected Gregory B. Jones its present President & Chief Executive Officer as Chairman of the Board of Directors and Chief Executive Officer. Mr. Jones replaces Earl A. Marler who held the post of Chairman of the Board of Directors for seven and one-half years. Mr. Marler will remain as a director and devote more of his time with his family.  The move comes as Cornerstone earnings momentum approaches peer level performance and the Bank stock has been made available by its market maker Morgan Keegan.

Prior to Cornerstone Mr. Jones served as the Chief Financial Officer of the Pioneer Bancshares a $1.2 billion institution. His duties consisted of primarily administrative responsibilities for the holding company and the 3 subsidiary banks and direct managerial responsibilities for 2 affiliate companies he created; Pioneer Securities and Center Finance.  Prior to Pioneer Mr. Jones worked at Compass Bank in Huntsville.  He received his B.S. in Business Administration from the University of Alabama and his MBA from The University of Tennessee at Chattanooga. He is a graduate of numerous Banking schools and serves as an instructor for the Tennessee Bankers Association.

Also, announced by the Board of Directors were the promotions of Frank Hughes and Jerry D. Lee.  Mr. Hughes was promoted to President and Chief Financial Officer and Director and Mr. Lee was promoted to Director and continues his role as the Bank’s Executive Vice President and Senior Lender.

Mr. Jones, Mr. Hughes and Mr. Lee were appointed to similar posts in Cornerstone Community Bank the Holding Company’s wholly owned subsidiary.

Cornerstone Bancshares, Inc is a one-bank holding company serving the Chattanooga, Tennessee MSA with 4 branches and $170 million in assets specializing in business financial services.

This press may release contains forward-looking statements involving significant risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking information.  Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, ability to execute business plans, geo-political developments, items already mentioned in this press release, and other factors described in our recent filings with the Securities and Exchange Commission (SEC).  Cornerstone Bancshares, Inc. disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any forward-looking statements including herein to reflect future events or developments.  Cornerstone Bancshares, Inc. will respond to individual requests for clarification of the provided disclosures.  However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD.  Without limiting the foregoing, we will not provide any earnings guidance, directly or indirectly, expressed or implied.